CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason ETF Investment Trust of our reports dated May 19, 2022, relating to the financial statements and financial highlights, which appear in Royce Quant Small-Cap Quality Value ETF, ClearBridge All Cap Growth ESG ETF, Legg Mason International Low Volatility High Dividend ETF, ClearBridge Dividend Strategy ESG ETF, ClearBridge Large Cap Growth ESG ETF, Western Asset Short Duration Income ETF, Legg Mason Low Volatility High Dividend ETF, and Western Asset Total Return ETF’s Annual Reports on Form N-CSR for the period ended March 31, 2022. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
July 18, 2022